Independent Auditors' Report on Internal Accounting Control

The Board of Directors and Shareholders
Advantus Series Fund, Inc.:

In planning and performing our audits of the financial statements of Growth Portfolio, Bond Portfolio, Money Market Portfolio, Asset Allocation Portfolio, Mortgage Securities Portfolio, Index 500 Portfolio, Capital Appreciation Portfolio, International Stock Portfolio, Small Company Growth Portfolio, Maturing Government Bond 2006 Portfolio,
Maturing Government Bond 2010 Portfolio, Value Stock Portfolio, Small Company Value Portfolio, Global Bond Portfolio, Index 400 Mid-Cap Portfolio, Macro-Cap Value Portfolio, Micro-Cap Growth Portfolio and
Real Estate Securities Portfolio (portfolios within Advantus Series
Fund, Inc.) for the year ended December 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Advantus Series Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management and the Board of Directors of Advantus Series Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                        KPMG LLP

Minneapolis, Minnesota
February 7, 2003